EXHIBIT 99.1

For Immediate Release
Media Contact:	Investor & Analyst Contact:
Andy Foster	Todd Waltz
(408) 213-0928	(408) 213-0925
afoster@aebiofuels.com	twaltz@aebiofuels.com

AE Biofuels Announces Acquisition Of Industrial Biotechnology
Company Zymetis
Company Expands Technology Portfolio to Include Production of Renewable Chemicals and Advanced Fuels by the Conversion of Existing Ethanol and Biodiesel Production Facilities

CUPERTINO, Calif. – July 6, 2011 – AE Biofuels, Inc. (OTC: AEBF), a global advanced biofuels company, announced today that it has completed the acquisition of Zymetis, Inc., a Maryland-based industrial biotechnology company that develops products for the renewable chemicals and advanced fuels industries.  Zymetis, Inc. will continue as a wholly-owned subsidiary of AE Biofuels.

Zymetis holds four granted patents and more than ten pending patents on the Z-microbe™, a marine organism that was originally discovered consuming plant cellulose at a high rate in the Chesapeake Bay. The genome of the Z-microbe has been fully sequenced by researchers at the University of Maryland. Zymetis’ scientists discovered that the Z-microbe naturally generates about 90 enzymes that rapidly convert sugar, starch, and cellulose into useable chemicals and fuels.

By using the genetics of plants and microbes that naturally produce specialty chemicals, the Z-microbe has been converted to produce renewable chemicals and advanced fuels from renewable feedstocks.

“Zymetis’ technology has already demonstrated the production of high-value chemicals to supply multi-billion-dollar global markets, but we lacked a commercialization platform,” said Dr. Steve Hutcheson, founder of Zymetis and a 25-year genetic biology professor at the University of Maryland.  “AE Biofuels has demonstrated operational global management capability, constructed and operated advanced biofuels plants, and has already achieved success in creating and adopting new technology through the conversion of first-generation biofuels facilities.”

“The combination of AE Biofuels and Zymetis enables the launch of new specialty chemical and renewable fuels products at an accelerated rate compared to the normal product development and construction cycle of three years or more,” said Eric McAfee, chairman and CEO of AE Biofuels, Inc. “The technical and chemicals business development team at Zymetis joins almost 100 global employees at AE Biofuels who currently operate 105 million gallons per year of biofuels plant capacity in the United States and India,” McAfee added.

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20400 Stevens Creek Blvd., Suite 700, Cupertino, CA  95014
(408) 213-0940
www.aebiofuels.com

AE Biofuels Announces Acquisition of Zymetis	Page Two

The technical team of Zymetis will join AE Biofuels in similar roles, and Zymetis founder Dr. Steve Hutcheson will join the board of directors of AE Biofuels.

AE Biofuels issued 6,673,555 common shares to Zymetis shareholders in the transaction, with 766,000 of the shares vesting over a three-year period.

About AE Biofuels
AE Biofuels, Inc. is a global advanced biofuels company based in Cupertino, California developing sustainable solutions to address the world's renewable chemicals and advanced fuels needs.  The company operates a 55 million gallon ethanol plant in California and received a $1.8 million California Energy Commission grant to commercialize its patent-pending next-generation cellulosic ethanol technology that enables the production of advanced biofuels from both non-food and traditional feedstocks.  The company’s wholly owned Universal Biofuels subsidiary built and operates a nameplate 50 million gallon per year biodiesel production facility on the east coast of India. For additional information about AE Biofuels, please visit www.aebiofuels.com.

About Zymetis
Zymetis was founded in 2006 as a Maryland-based industrial biotechnology company to lead the way in bacterial reforming of complex biomass. Zymetis has engineered bacterium capable of converting whole plant materials into sugars that can then be used to make a range of commercially valuable products in the biochemical and biofuels industries. The company's flagship technology is the Zymetis Integrated Process (ZIP™) whereby strains of the organism and its enzymes are used directly in the processing of biomass into sugars tailored for a particular industrial process.  For additional information about Zymetis, please visit www.zymetis.com.

Forward Looking Statements
The information contained herein includes forward-looking statements. These statements relate to future events.  Statements regarding future events are based on the parties' current expectations and are necessarily subject to associated risks related to, among other things, the ability of AE Advanced Fuels to successfully commercialize its cellulosic ethanol technology, changes in government policy regarding ethanol production, the reduction or elimination of federal tax incentives for ethanol production, and changes in environmental regulations. Actual results may differ materially from those in the projections or other forward-looking statements. For information regarding other related risks, please see the "Risk Factors" section of AE Biofuels’ filings with the SEC, including its most recent filings on Forms 8-K and 10-Q.

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20400 Stevens Creek Blvd., Suite 700, Cupertino, CA  95014
(408) 213-0940
www.aebiofuels.com